EXHIBIT 10.1

AMENDED AND RESTATED NON-EMPLOYEE DIRECTOR COMPENSATION POLICY

Cash Compensation[1]
Annual Director (non-chair) Retainer	$25,000
Annual Chair Retainer	$50,000
Board Meetings	$0
Committee Chair Retainer
Audit	$10,000
Compensation	$10,000
Nominating	$5,000
Committee Service Retainer
Audit	$3,000
Compensation	$3,000
Nominating	$3,000

(1) Cash compensation is payable quarterly in advance. Directors have the option to take Restricted Stock or Restricted Stock Units in lieu of cash compensation at the then fair market value.

Equity Compensation (grants at time of annual meeting) [1,2]
Director (non-chair)	Restricted Stock Units with a value of $25,000 (vesting on the earlier of the one year anniversary of grant or the date of the next annual meeting)
Chair	Restricted Stock Units with a value of $50,000 (vesting on the earlier of the one year anniversary of grant or the date of the next annual meeting)

(1) Non-employee directors who joined the Board in connection with the closing of the merger with Advanced Photonix, Inc., will receive the full annual equity grant on the date of the adoption of this Policy. New directors appointed to the Board in the future other than, in connection with an annual meeting, shall receive a pro rata amount of the annual equity grants described above, which shall vest upon the next annual meeting.

(2) Non-employee directors with terms expiring at the 2016 and 2017 Annual Meeting of Stockholders shall be eligible to receive such equity grants beginning with their next reelection to the Board.